UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

November 21, 2006

C&D Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-9389 (Commission File Number)	13-3314599 (I.R.S. Employer Identification No.)

1400 Union Meeting Road, Blue Bell, Pennsylvania (Address of principal executive offices)	19422 (Zip Code)

Registrant’s telephone number, including area code: (215) 619-2700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of equity Securities.

On November 21, 2006, C&D Technologies, Inc. (the “Company”) completed its sale for cash of $54.5 million aggregate principal amount of the Company’s 5.50% Convertible Senior Notes due 2026 (the “Notes”) pursuant to (i) the Purchase Agreement dated as of November 15, 2006 (the “Purchase Agreement”) between C&D Technologies, Inc. (the “Company”) and the purchasers listed on Schedule A thereto (the “Purchasers”), (ii) the Indenture, dated as of November 21, 2005 (the “Indenture”) between the Company, as issuer, and The Bank of New York, as trustee, governing the terms of the Company’s 5.50% Convertible Senior Notes Due 2026 (the “Notes”) and (iii) the Registration Rights Agreement dated as of November 21, 2006 (the “Registration Rights Agreement”) between the Company and the Purchasers. The Notes are convertible into shares of common stock, $.01 par value (the “Common Stock”), of the Company. The Company is using the proceeds from the financing to repay its $50 million secured term loan, fees and expenses associated with the offering and for general corporate purposes.

The initial offer and sale of the Notes were not registered under the Securities Act of 1933, as amended (the “Securities Act”) and were sold only to accredited investors who were qualified institutional buyers under Rule 144A on a private placement basis in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Pursuant to the Registration Rights Agreement entered into concurrently with the closing of the sale of the Notes, the Company agreed, as promptly as practicable, but in no event more than 90 days after the original issuance of the Notes, to file a shelf registration statement with the Securities and Exchange Commission covering resales of the Notes and the Common Stock issuable upon conversion of the Notes. In addition, the Company agreed to use its commercially reasonable efforts to cause the shelf registration statement to become effective no later than May 20, 2007.

Under the Indenture, the Company issued the Notes, which bear interest at 5.50% per annum on the principal amount from November 21, 2006, payable semi-annually in arrears in cash on May 15 and November 15 each year, beginning May 15, 2007. The Notes will mature on November 15, 2026. The Notes are senior unsecured obligations and rank equally with the Company’s existing and future senior unsecured obligations and are junior to any of the Company’s future secured obligations to the extent of the value of the collateral securing such obligations. The Notes are not guaranteed by, and are structurally subordinate in right of payment to, all obligations of the Company’s subsidiaries, except that those subsidiaries that may in the future guarantee certain of the Company’s other obligations will also be required to guarantee the Notes.

At any time on or after November 15, 2011, the Company may redeem the Notes, in whole or in part, at an initial redemption price equal to 100% of the principal amount of

Notes to be redeemed, plus any accrued and unpaid interest. A holder of Notes may require the Company to repurchase some or all of the holder’s Notes for cash upon the occurrence of a fundamental change and on each of November 15, 2011, 2016 and 2021 at a price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest, if any, in each case.

The Notes are convertible into shares of the Common Stock at any time prior to the close of business on the business day immediately preceding the maturity date of the Notes, unless the Company has redeemed or purchased the Notes subject to certain conditions. The conversion rate with respect to a Note is initially 206.7183 shares of Common Stock per $1,000 principal amount, which represents an initial conversion price of approximately $4.84 per share, subject to adjustments. No holder who acquired any Notes directly from the Company (a “director purchaser”) and no affiliate of such a direct purchaser or other person acting on behalf of such a direct purchaser (a “direct purchaser affiliate”) may convert any Notes (whether or not acquired directly from the Company), if the number of shares of common stock that would be received by such direct purchaser or direct purchaser affiliate, when aggregated with all other shares of common stock previously acquired upon conversion of any Notes by such direct purchaser and its direct purchaser affiliates as a group (whether or not such previously-acquired shares are still held by such direct purchaser or a direct purchaser affiliate), would exceed 1,280,652 shares of the Company’s common stock, or 5% of the pre-offering shares of the Company’s common stock outstanding.

The description of the provisions of the Purchase Agreement, the Registration Rights Agreement and the Indenture set forth above is qualified in its entirety by reference to the full and complete terms set forth in the Purchase Agreement, including the forms of Registration Rights Agreement and the Indenture attached thereto as exhibits, which is incorporated by reference to the Company’s Form 8-K filed on November 16, 2006.

Item 7.01  Regulation FD Disclosure.

On November 22, 2006, the Company issued a press release announcing that it has completed the sale of the Notes, a copy of which is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

10.1

Purchase Agreement dated November 15, 2006 between the Company and the several purchasers named in Schedule A thereto. (Incorporated by reference to Exhibit 10.1 of the Form 8-K report filed November 16, 2006.)

99.1	Press Release Dated November 22, 2006 (filed herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C&D TECHNOLOGIES, INC. By: /s/ Ian J. Harvie Ian J. Harvie, Vice President Finance and Chief Financial Officer

Date: November 22, 2005

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Press Release Dated November 22, 2006

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